Exhibit 99.1

Beyond Air® Reports Financial Results

for First Quarter of Fiscal Year 2024

Reported commercial sales for LungFit® PH for the treatment of term and near-term neonates with hypoxic respiratory failure

Currently have in excess of $1 million in annual commercial LungFit PH contracts

Secured up to $40 million in debt financing from Avenue Capital

Reached agreement with FDA to run a U.S. clinical study in patients hospitalized with viral community acquired pneumonia (VCAP), which will be performed in the 2023-24 winter season

Expanded pipeline with addition of pre-clinical program for selective neuronal nitric oxide synthase (nNOS) inhibitors for the treatment of autism spectrum disorder and other indications

Conference call scheduled for 4:30 p.m. ET today, August 10th

Garden City, NY, August 10, 2023 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial stage medical device and biopharmaceutical company focused on harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders and solid tumors (through its affiliate Beyond Cancer, Ltd. (“Beyond Cancer”)), today announced financial results for its fiscal quarter ended June 30, 2023.

“We concluded the first quarter of our fiscal year 2024 with LungFit PH adopted as the nitric oxide system of choice at several hospitals in the United States. Our commercial team has implemented training programs and support at each of these hospitals, and report that LungFit PH has been well received. The initial success of the LungFit PH commercial rollout has allowed our team to hone their sales and support processes and move into the second phase of the commercial launch which has resulted in annual contracted revenue in excess of $1 million at this time,” said Steve Lisi, Chairman and Chief Executive Officer of Beyond Air.

“In addition to our commercial accomplishments, we presented promising preclinical data for our ultra-high concentration nitric oxide (UNO) program to treat solid tumors, expanded our R&D pipeline to include selective nNOS inhibitors for the treatment of autism spectrum disorder and came to an agreement with FDA on a VCAP protocol to conduct a clinical study in the U.S. this winter. We believe that each of these programs are positioning Beyond Air to provide improved treatment options for various patient populations with high unmet medical needs, while also generating significant value for our investors,” continued Mr. Lisi.

Recent Highlights and Upcoming Milestones

●	LungFit® PH

	○	Reported commercial sales from early adopters of LungFit® PH for the treatment of term and near-term neonates with hypoxic respiratory failure
	○	Advanced the commercial program for LungFit PH into the planned second phase of the launch, which has resulted in attaining in excess of $1 million in annual contracted revenue
	○	CE Mark anticipated to be received before the end of calendar year 2023
	○	Expect to submit a PMA supplement to the FDA for a cardiac label expansion of LungFit® PH before the end of calendar year 2023

●	LungFit® PRO

	○	Plan to initiate a U.S. trial for patients hospitalized with viral community-acquired pneumonia (VCAP) in the fourth quarter of calendar year 2023

●	LungFit® GO

	○	Plan to initiate a U.S. trial for patients with nontuberculous mycobacteria (NTM) in calendar year 2025, pending discussion with the FDA
	○	Plan to initiate a pilot trial during the fourth quarter of calendar 2024 in COPD patients who have been discharged from the hospital after being hospitalized due to exacerbation, pending discussion with regulatory authorities

●	Beyond Cancer - Solid Tumor Program

	○	Presented promising new in vivo and in vitro data at AACR (American Association for Cancer Research) that support the potential of Beyond Cancer’s novel UNO therapy to treat various types of solid tumors as a single agent and in combination with checkpoint inhibitors (anti-PD1 and anti-CTLA4)
	○	Phase 1a human data expected to be released before calendar year end 2023

●	Autism Spectrum Disorder (ASD) Program

	○	Signed a licensing agreement with Hebrew University of Jerusalem for the commercial rights to selective neuronal nitric oxide synthase (nNOS) inhibitors for the treatment of ASD

●	Preclinical results recently published in Advanced Science show a reversal of the molecular, synaptic and behavioral ASD phenotypes

○	Plan to initiate a first-in-human study of nNOS for treatment of ASD in 2025

Financial Results for the Fiscal Quarter Ended June 30, 2023

Revenues for the three months ended June 30, 2023 were $0.1 million compared to zero for the quarter ended June 30, 2022. Cost of revenue of $0.3 million was recognized for the three months ended June 30, 2023, compared to $0 for the three months ended June 30, 2022.

Research and development expenses for the three months ended June 30, 2023 were $4.7 million as compared to $3.2 million for the three months ended June 30, 2022. The increase of $1.5 million was attributed primarily to an increase in development costs in cancer research and autism as well as an increase in stock-based compensation and salaries.

General and administrative expenses for the three months ended June 30, 2023 and June 30, 2022 were $10.9 million and $8.2 million, respectively. The increase of $2.7 million was attributed primarily to an increase in stock-based compensation and salaries.

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Net loss attributed to common stockholders for the three months ended June 30, 2023, was ($14.1) million or a loss of ($0.45) per share, basic and diluted. The Company’s net loss attributed to common stockholders for the three months ended June 30, 2022 was ($10.9) million or a loss of ($0.37) per share, basic and diluted.

In June 2023 up to $40 million in debt financing was provided to the Company from Avenue Capital, of which $17.5 million in gross funds were drawn. As of June 30, 2023, the Company had cash, cash equivalents and marketable securities of $57.0 million and $2.7 million in restricted cash.

Conference Call & Webcast

Thursday, August 10th @ 4:30 PM ET

Domestic: 1-888-999-6281

International: 1-848-280-6550

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1626173&tp_key=e8a224856f

About Beyond Air®, Inc.

Beyond Air is a commercial stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders and solid tumors. The Company has received FDA approval for its first system, LungFit® PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. Beyond Air is currently advancing its other LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19), and nontuberculous mycobacteria (NTM). The Company has also partnered with The Hebrew University of Jerusalem to advance a pre-clinical program dedicated to the treatment of autism spectrum disorder (ADS) and other neurological disorders. Beyond Cancer, Ltd., an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About Nitric Oxide

Nitric Oxide is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens, including mycobacteria, viruses, fungi, yeast and parasites, and has the potential to eliminate multi-drug resistant strains.

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About LungFit®*

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system and has been designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety with the elimination of NO2 purging steps, and other benefits. LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g. COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g. NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

* Beyond Air’s LungFit PH is approved for commercial use only in the United States of America to treat term and near-term neonates with hypoxic respiratory failure. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

About Viral Community-Acquired Pneumonia (VCAP)

In adults, viruses have been identified as the causative agents in approximately 100 million cases of community-acquired pneumonia per year. While viral pneumonia in adults is most commonly caused by rhinovirus, respiratory syncytial virus (RSV) and influenza virus, newly emerging viruses (including SARS-CoV-1, SARS-CoV-2, avian influenza A, and H1N1 viruses) have been identified as pathogens contributing to the overall burden of adult viral pneumonia. Patients aged 65 years or older are at particular risk for death from the disease, as are patients with other underlying health conditions or weakened immune systems. There is no consensus regarding the use of antiviral drugs to treat viral pneumonia, and specific preventative measures are currently limited to the influenza vaccine. Given that current treatment recommendations are largely limited to supportive care, there is an unmet medical need for effective treatment options. NO may prove to be a treatment as the impact on the lung should result in bronchodilation, reduction in inflammation and inhibition of the viral replication process.

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About NTM

NTM infection is a rare and serious bacterial infection in the lungs causing debilitating pulmonary disease associated with high morbidity and mortality. NTM infection is acquired by inhaling aerosolized bacteria from the environment, and can lead to NTM lung disease, a progressive and chronic condition. According to the Cystic Fibrosis Foundation, 13% of U.S. cystic fibrosis patients had a positive culture for a NTM species in 2017. NTM is considered an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics dosed chronically for as long as two years. These complex, expensive and invasive regimens have a poor record in the treatment of Mycobacterium abscessus complex (MABSC) and refractory Mycobacterium avium complex (MAC) and have the potential to cause severe adverse events. Beyond Air’s system is designed to deliver 150 – 400 ppm NO to the lungs, and early data, including from the pilot study of the LungFit GO, indicate that this range of NO concentrations could have a positive effect on patients infected with NTM.

About Bronchiolitis

The majority of hospital admissions of infants with bronchiolitis are caused by respiratory syncytial virus (RSV). RSV is a common and highly transmissible virus that infects the respiratory tract of most children before their second birthday. While most infants with RSV present with minor respiratory symptoms, a small percentage develop serious lower airway infections, termed bronchiolitis, which can become life-threatening. The absence of treatment options for bronchiolitis limits the care of these sick infants to largely supportive measures. Beyond Air’s system is designed to effectively deliver 150 – 400 ppm NO, for which preliminary studies indicate may eliminate bacteria, viruses, fungi, and other microbes from the lungs.

About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing (UNO via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in patients with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols.

For more information, visit www.beyondcancer.com.

About UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. UNO therapy is a completely new approach to preventing relapse or metastatic disease. In vitro murine data show that local tumor ablation with UNO stimulates an anti-tumor immune response in solid tumor cancer models. The Company believes that UNO has the potential to prevent relapse or metastatic disease with as little as a single 5-minute treatment and with limited toxicity or off-target effects.

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About ASD

ASD is a serious neurodevelopmental and behavioral disorder, and one of the most disabling conditions and chronic illnesses in children. ASDs include a wide range of developmental disorders that share a core of neurobehavioral deficits manifested by abnormalities in social interactions, deficits in communication, restricted interests, and repetitive behaviors. In 2023, the CDC reported that approximately 1 in 36 children in the U.S. is diagnosed with an ASD. On average, ASD costs an estimated $60,000 a year through childhood, with the bulk of the costs in special services and lost wages related to increased demands on one or both parents. Mothers of children with ASD, who tend to serve as the child’s case manager and advocate, are less likely to work outside the home. On average, they work fewer hours per week and earn 56 percent less than mothers of children with no health limitations and 35 percent less than mothers of children with other disabilities or disorders. The cost of caring for Americans with autism reached $268 billion in 2015 and is expected to rise to $461 billion by 2025 in the absence of more-effective interventions and support across the life span.

Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “appears,” “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to the ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for our product candidates; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; the ability to fund and the results of further pre-clinical studies and clinical trials of our product candidates; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Air and Beyond Cancer undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Investor Relations contacts

Edward Barger

Head of Investor Relations

ebarger@beyondair.net

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

Media contacts

Kori-Ann Taylor

Head of Marketing

ktaylor@beyondair.net

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	June 30, 2023	March 31, 2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$31,348	$29,158
Marketable securities	25,644	16,724
Restricted cash	2,740	10,129
Accounts receivable	44	-
Inventory	1,339	1,129
Grant receivable	425	420
Other current assets and prepaid expenses	1,823	1,850
Total current assets	63,363	59,410
Licensed right to use technology	1,581	1,632
Right-of-use lease assets	2,401	2,493
Property and equipment, net	5,474	5,003
Other assets	226	212
TOTAL ASSETS	$73,044	$68,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,738	$2,016
Accrued expenses	9,401	16,613
Operating lease liability, current portion	382	376
Loans payable, current portion	495	775
Total current liabilities	12,016	19,780

Operating lease liability, net	2,226	2,321
Long-term debt	13,749	120
Warrant liability	561	-
Derivative liability	849	-
Other long-term liabilities	4,500	4,500
Total liabilities	33,901	26,721

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 100,000,000 shares authorized, 31,711,317 and 30,738,585 shares issued and outstanding as of June 30, 2023 and March 31, 2023, respectively	3	3
Treasury stock	(25)	(25)
Additional paid-in capital	228,949	217,339
Accumulated deficit	(193,550)	(179,455)
Accumulated other comprehensive income	78	53
Total stockholders’ equity attributable to Beyond Air, Inc.	35,455	37,915
Non-controlling interest	3,688	4,113
Total equity	39,143	42,028
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$73,044	$68,749

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

(UNAUDITED)

	For the Three Months Ended
	June 30,
	2023	2022

Revenues	$59	$-

Cost of revenues	303	-

Gross loss	(244)	-

Operating expenses:

Research and development	(4,695)	(3,226)
Selling, general and administrative	(10,936)	(8,214)
Operating expenses	(15,631)	(11,440)

Operating loss	(15,875)	(11,440)

Other income (loss)
Dividend / interest income and gains on marketable securities	409	8
Interest expense	(158)	(48)
Change in fair value of warrant liability	324	-
Change in fair value of derivative liability	512	-
Foreign exchange gain / (loss)	8	(177)
Estimated liability for contingent loss	(198)	-
Other income / (expense)	(77)	2
Total other income (expense)	820	(215)

Benefit from income taxes	-	-

Net loss	$(15,055)	$(11,654)

Less : net loss attributable to non-controlling interest	(960)	(720)

Net loss attributable to Beyond Air, Inc. Stockholders	$(14,095)	$(10,934)

Foreign currency translation gain	25	172
Comprehensive loss attributable to Beyond Air, Inc.	$(14,070)	$(10,762)

Net basic and diluted loss per share of common stock attributable to Beyond Air, Inc.	$(0.45)	$(0.37)

Weighted average number of shares, outstanding basic and diluted	31,382,986	29,888,004

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